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                                        ATTORNEYS AT LAW          Broomfield, CO
                                                                  720 566-4000

                                        One Maritime Plaza        Denver, CO
                                        20th Floor                303 606-4800
                                        San Francisco, CA
                                        94111-3580                Kirkland, WA
                                        Main     415 693-2000     425 893-770
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                                                                  650 843-5100

                                        www.cooley.com            Palto Alto, CA
                                                                  650 843-5000

                                                                  Reston, VA
                                                                  703 262-8000
October 12, 2001
                                                                  San Diego, CA
BEI Medical Systems Company, Inc.                                 858 550-6000
100 Hollister Road
Teterboro, NJ 07608

Ladies and Gentlemen:

We have acted as counsel for BEI Medical Systems Company, Inc. (the "Company") in connection with the private placement pursuant to that certain Securities Purchase Agreement, dated as of September 4, 2001, as amended through September 28, 2001, by and among the Company and the Purchasers listed on Exhibit A thereto. This opinion is being furnished in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") covering the resale of up to 2,070,221 shares of common stock (the "Common Shares") and up to 1,159,309 shares of common stock that may be issued upon the exercise of warrants (the "Warrant Shares").

In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) the resolutions of the Board of Directors' adopted by unanimous written consent on August 29, 2001, (iii) the Registration Statement; and (iv) such other documents, legal opinions, precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide the basis for the below opinion.

Based on the foregoing, we are of the opinion that the Common Shares have been validly issued and are fully paid and non-assessable, and the Warrant Shares, when issued upon exercise of the warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

COOLEY GODWARD LLP



By:   /s/ Christopher A. Westover
      ------------------------------
      Christopher A. Westover